                                EXHIBIT 10.36

              DESCRIPTION OF 1998 COMPENSATION ARRANGEMENT BETWEEN
                    MR. MICHAEL A. LUSTIG AND REGISTRANT

     The following describes certain compensation arrangements between the Registrant and Mr. Lustig for calendar year 1998 which supplements the Employment Agreement dated October 17, 1997 between Registrant and Mr. Lustig and the Compensation Agreement dated October 17, 1997 between Registrant and Mr. Lustig.

     The Company has entered into an employment agreement with Mr. Lustig that currently expires December 31, 1998. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment, subject to prior notice of nonrenewal by the Board of Directors. For 1998, the Compensation Committee of the Board of Directors (the "Compensation Committee") increased Mr. Lustig's annual base salary to $300,000 and increased his maximum potential bonus from 50% to 75% of his base salary based upon the Company's performance for 1998. The Compensation Committee has determined that Mr. Lustig also is eligible to receive additional options up to a maximum of 125,000 shares of Common Stock if 1998 earnings per share are 150% or more of 1997 earnings per share. Should 1998 earnings per share be at least 125% of 1997 earnings per share, Mr. Lustig will be entitled to receive options to purchase an additional 37,500 shares of Common Stock, and a prorated additional amount if 1998 earnings per share are between 126% and 149% of 1997 earnings per share. Any options so granted to Mr. Lustig shall be granted at fair market value as of the end of 1998, and will vest over a four-year period at 25% per year. Beginning in 1998, Mr. Lustig has elected to reduce his annual base salary by $40,000 and to contribute such amount to a deferred compensation program for his benefit, which amount vests immediately. In addition, the Company has agreed to make annual matching contributions in the amount of $40,000 per year to such deferred compensation program, which amounts will vest over a ten-year period at 10% per year. Mr. Lustig will be entitled to receive his deferred compensation upon termination of his employment for any reason, other than for cause, including death or disability. The Company has also agreed to provide Mr. Lustig with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Lustig will receive severance payments equal to six months' base salary. Mr. Lustig has agreed not to compete with the Company or to solicit any clients or employees of the Company for a period of 18 months following termination of his employment.